UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2013

Corrections Corporation of America

(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Burton Hills Boulevard, Nashville, Tennessee 37215

(Address of principal executive offices) (Zip Code)

(615) 263-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Corrections Corporation of America, a Maryland corporation (the “Company”) is in the process of amending its revolving credit facility to, among other things, increase the aggregate principal amount of the revolving commitments to a maximum amount of $900.0 million and provide for additional uncommitted incremental extensions of credit in the form of increases in the revolving commitments or incremental term loans in an aggregate principal amount up to $100.0 million and to extend the maturity from December 2016 to December 2017 for those lenders agreeing to such extension.

The information furnished pursuant to this Item 7.01 of Form 8-K shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and Section 11 of the Securities Act of 1933, as amended, or otherwise subject to the liabilities of those sections. This Current Report will not be deemed an admission by the Company as to the materiality of any information in this report that is required to be disclosed solely by Item 7.01. The Company does not undertake a duty to update the information in this Current Report and cautions that the information included in this Current Report under Item 7.01 is current only as of March 21, 2013 and may change thereafter.

Item 8.01.	Other Events.

On March 21, 2013, the Company issued a press release regarding the proposed private offering of $675.0 million in aggregate principal amount of Senior Notes. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On March 21, 2013, the Company commenced a cash tender offer for any and all of its outstanding 7  3/4% Senior Notes due 2017 (the “2017 Notes”) on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated March 21, 2013 (the “Statement”). The tender offer will expire at 11:59 p.m., New York City time, on April 17, 2013, unless extended or earlier terminated. The tender offer is subject to customary conditions, including, among other things, a requisite consent condition and a financing condition. In conjunction with the tender offer, and on the terms and subject to the conditions set forth in the Statement, the Company is soliciting consents from the holders of the 2017 Notes to effect certain proposed amendments to the indenture governing the 2017 Notes. The proposed amendments would eliminate substantially all of the restrictive covenants and certain events of default provisions in the indenture governing the 2017 Notes. The consent solicitation will expire at 5:00 p.m., New York City time, on April 3, 2013, unless extended or earlier terminated.

On March 21, 2013, the Company issued a press release announcing the commencement of the tender offer. The press release is furnished herewith as Exhibit 99.2 and is incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) the Company’s ability to meet and maintain REIT qualification tests; (ii) general economic and market conditions, including the impact governmental budgets can have on the Company’s per diem rates, occupancy and overall utilization; (iii) the availability of debt and equity financing on terms that are favorable to the Company; (iv) fluctuations in the Company’s operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (v) the Company’s ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (vi) changes in the privatization of the corrections and detention industry, the public acceptance of the Company’s services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (vii) the outcome of California’s realignment program and utilization of out of state private correctional capacity; and (viii) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond the Company’s control, such as weather, labor conditions and material shortages, resulting in increased construction costs.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated March 21, 2013 Announcing Proposed Offering of Senior Notes.

99.2	Press Release dated March 21, 2013 Announcing Tender Offer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 21, 2013	CORRECTIONS CORPORATION OF AMERICA

	By:	/s/ Todd J Mullenger
Name: Todd J Mullenger
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated March 21, 2013 Announcing Proposed Offering of Senior Notes.

99.2	Press Release dated March 21, 2013 Announcing Tender Offer.